Addendum No.3 to the cooperation agreement between
ixi mobile (r&D) ltd. and 1&1 internet ag dated december 15, 2005

This Addendum No.3 to the Cooperation Agreement of December 15, 2005 (this "Addendum") is made and entered into as of November 20, 2006 (the "Effective Date"), by and between IXI Mobile (R&D) Ltd., an Israeli company (the “Company”) and 1&1 Internet AG, a German company ("Distributor").

WHEREAS, the Company is, amongst other activities, in the business of developing, manufacturing and selling certain mobile devices, currently known as OGO™ with embedded software applications and related services (collectively, the "OGO Device");

WHEREAS, the parties have previously entered into that certain Cooperation Agreement dated December 15, 2005  (the "Distribution Agreement") pursuant to which the Company granted the Distributor rights, and the Distributor has undertaken, to distribute and sell the OGO Device to its customers (each an "End User" and collectively, "End Users") pursuant to the terms and conditions of the Distribution Agreement;

WHEREAS, in addition to the features already offered by the Company to End Users for use with the OGO Device, the Distributor now wishes to afford End Users the new feature of using ICQ instant messaging services on the OGO Device;

WHEREAS, the Company has entered into that certain ICQ Mobile Development Program Agreement (the "ICQ Agreement") with ICQ, Inc., a Delaware corporation ("ICQ"), pursuant to which, among other things, ICQ granted the Company certain license rights to the ICQ® brand instant messaging service and ICQ trademarks, some of such license rights may be sublicensed by the Company to the Distributor subject to certain restrictions and limitations as set forth in the ICQ Agreement;

WHEREAS, the Company wishes to grant the Distributor, and the Distributor is willing to accept, a sublicense to the ICQ® brand instant messaging service and certain ICQ trademarks subject to the restrictions and limitations set forth in the ICQ Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants in this Addendum, the parties hereto hereby agree as follows:

1.	Definitions.

In this Addendum, the following terms shall have the following meanings:

1.1.                 "Distribution Agreement" means as such term is defined in the Recitals to this Addendum.

1.2.                 "End User" or "End Users" mean as such terms are defined in the Recitals to this Addendum.

1.3.                 "ICQ" means as such term is defined in the Recitals to this Addendum.

1.4.                 "ICQ Agreement" means as such term is defined in the Recitals to this Addendum

1.5.                 “ICQ Branding Elements” means the ICQ proprietary trademarks, service marks, logos, trade names, product names, graphic look-and-feel elements, audio and video files, and other indicia of ICQ origin or ownership required by ICQ used by the Company in connection with the ICQ Messaging Application pursuant to the ICQ Agreement.

1.6.                 "ICQ Client" Shall mean the client software, device or functionality (e.g. browser technology) developed and distributed by ICQ or an Affiliate of ICQ that enables end users to access and use the ICQ Service.

1.7.                 “ICQ Consumer Marks” shall mean the particular trademark(s) identified in Exhibit A attached hereto as an ICQ Consumer Mark.

1.8.                 "ICQ Messaging Application" means the particular version of the software application developed by the Company pursuant to the ICQ Agreement that provides an End User access to the ICQ Services and which has been approved by ICQ for distribution as part of the OGO Device.

1.9.                 "ICQ Service” means the ICQ® brand instant messaging service, including the ICQ 2-Way SMS Service, and any other products or services owned, operated, distributed or authorized to be distributed by or through ICQ, as designated by ICQ from time to time and communicated by the Company to the Distributor.

1.10.                 "ICQ User Data" means as such term is defined in Section 4.6 below.

1.11.                 “IXI Server” means the combination of hardware and software that communicates between ICQ's network and the Company's network and that is required to enable access to the ICQ Services by the OGO Device through the ICQ Messaging Application.

1.12.                 "OGO Device" means as such term is defined in the Recitals to this Addendum.

1.13.                 "Term" means as such term is defined in Section 13.1 of this Addendum.

1.14.                 "Territory" means Germany.

2.	License Grant.

Subject to the terms and conditions of this Addendum and the terms and conditions of the Distribution Agreement, the Company hereby grants Distributor a non-exclusive, limited, non-transferable, non-sublicensable license to distribute the ICQ Services to End Users solely on OGO Devices and solely through the ICQ Messaging Application over a GPRS or any upgraded internet access wireless protocol approved in writing by ICQ, using such End Users' existing ICQ numbers and passwords or by registering for the ICQ Services through ICQ’s standard registration process.

3.	License Restrictions and Limitations.

In addition to any restrictions and limitations set forth in the Distribution Agreement which shall apply, mutatis mutandis, to the rights granted to Distributor pursuant to this Addendum, Distributor's rights pursuant to this Addendum, shall be subject to the following restrictions, limitations and Distributor's undertakings and acknowledgements:

3.1.                 The Distributor shall only distribute and allow mobile use and/or mobile access of the ICQ Service through the OGO Device and solely in the Territory.

3.2.                 Distributor acknowledges and agrees to fully cooperate with the Company and ICQ and take all reasonable actions to ensure that access to and use of the ICQ Services by End Users is governed by ICQ’s then current Member Agreement for the ICQ Services. Distributor further acknowledges and agrees that it is expressly prohibited from accessing, and from providing any third party (including End Users) access to, the AOL Instant Messenger™ services, or any other AOL affiliate service. Distributor acknowledges and agrees that (x) it  shall make available to End Users all features and functionality of the ICQ Services that the Company makes available to the End Users, subject to technical limitations of the ICQ Messaging Application; and (y)  it is expressly prohibited from connecting directly to the ICQ network.

3.3.                 Notwithstanding any other provision of this Addendum, (i) Distributor will not attempt to access or use the ICQ  Service, or authorize or facilitate access or use thereof by any third parties (including End Users), by means of any application or device other than the OGO Device; and (ii) Distributor shall not represent that any connection or access or use of the ICQ Service is for a perpetual term and shall ensure that any End User is aware that ICQ may deny such access at any time and for any reason, and in any case shall not be for a term longer than the Term.

3.4.                 Distributor acknowledges and agrees that the Company, and not ICQ, is responsible for developing the ICQ Messaging Application, as well as operating and supporting the IXI Server.

3.5.                 Distributor acknowledges and agrees that ICQ is not obligated to provide any technical support to any third party with respect to the ICQ Service and the ICQ Messaging Application.

3.6.                 Distributor acknowledges and agrees that ICQ shall be free to prohibit or terminate access to the ICQ Service at any time in its sole discretion.

4.	Proprietary Rights; ICQ User Data.

4.1.                 As between the Company and Distributor, the Company, or its licensors, will own all intellectual property rights or similar rights, title and interest in the ICQ Messaging Application as well as any and all intellectual property rights or similar rights in the OGO Device and any other service provided as part of the OGO Device which is not the ICQ Service (e.g. e-mail, email attachments, synchronization etc.).  Except as expressly permitted in this Addendum, no right or license is granted, under any of the Company's intellectual property rights, in or to the OGO Device or the ICQ Messaging Application.

4.2.                 Subject to the limited licenses expressly granted herein, as between the parties, ICQ shall own and hold all right, title and interest in and to all the ICQ Consumer Marks and the ICQ Service and all intellectual property rights or similar rights associated with, embodied in, or practiced by the foregoing.

4.3.                 The Company reserves all rights not expressly granted in this Addendum.  For sake of clarity, except as explicitly permitted in this Addendum, no right or license is granted, under any of ICQ’s intellectual property rights.

4.4.                 The parties existing confidentiality obligations pursuant to the Distribution Agreement or any other non-disclosure agreement or other agreement of similar effect, shall apply to any non-public information provided by either party to the other party under this Addendum and to the ICQ User Data.

4.5.                 Except for the usage rights with respect to the ICQ Consumer Marks, which usage rights shall be subject to the terms, conditions and limitation set forth in Section 6 of this Addendum, no right, title, or interest is being granted to the Distributor herein in or to any ICQ Branding Elements or ICQ Consumer Marks and as between the Company, Distributor and ICQ, ICQ shall remain the sole and exclusive owner of the ICQ Branding Elements and the ICQ Consumer Marks.

4.6.                 As between the Company and the Distributor, any and all information collected or otherwise obtained from End Users by either the Company or the Distributor in connection with such End User’s use of, navigation through, and/or registration for the ICQ  Service, including, but not limited to, user names, passwords, ICQ numbers, email addresses, domain names (including vanity domain names), credit card information where ICQ is the merchant of record, user preferences or history or other identifying information, shall be owned and controlled by ICQ (“ICQ User Data”).  Nothing in this Addendum shall be read to give the Distributor or any third party a license or any other right in or to the ICQ User Data, both during and after the Term of this Addendum.

4.7.                 At all times either during or after the Term of this Addendum, Distributor shall not use or disclose any ICQ User Data to any third-party in any manner or for any purpose without the prior written consent of ICQ.

5.	Service Level.

Distributor acknowledges and agrees that the service level with respect to the ICQ Service offered by the Company shall be pursuant to a service level agreement between ICQ and the Company.

6.	License in ICQ Consumer Marks.

6.1.                 Subject to the terms and conditions of this Addendum, the Company hereby grants to Distributor, a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term to use, display and reproduce the ICQ Consumer Marks solely on OGO Devices and packaging, package inserts, advertising and marketing materials for the OGO Devices directed towards End Users, and solely in accordance with the Usage Standards set forth in this Section 6 and such other ICQ trademark usage guidelines as the Company may from time-to-time provide to Distributor.

6.2.                 Distributor acknowledges and agrees that its use of the ICQ Consumer Marks pursuant to Section 6.1 above must be approved by the Company in writing prior to use. The Company shall request ICQ's approval of such use prior to and as a condition to its approval. Distributor further acknowledges and agrees that all use of the ICQ Consumer Marks shall, at all times, remain subject to such ICQ written trademark usage guidelines as the Company may from time-to-time provide to Distributor. Distributor acknowledges and agrees that the Company has no control over ICQ and that there is no guaranty that ICQ will grant its permission to any use of Distributor of the ICQ Consumer Marks, although Distributor's strict compliance with the terms of this Section 6 will most likely increase the possibility of any such use being approved by ICQ. Distributor acknowledges the exclusive ownership right of ICQ in the ICQ Consumer Marks and agrees that all use of the ICQ Consumer Marks shall inure to the benefit, and be on behalf, of ICQ.  Without limiting the foregoing, Distributor will not (i) use the ICQ Consumer Marks in any manner that disparages or tarnishes any ICQ Consumer Marks or the reputation of ICQ, or that could reasonably be expected to do so; (ii) modify the ICQ Consumer Marks; (iii) combine in one mark the ICQ Consumer Marks with any other marks or create any composite marks; (iv) register or attempt to register the ICQ Consumer Marks in any jurisdiction or create, use, register or attempt to register any confusingly similar mark; or (v) challenge ICQ's proprietary rights in and to the ICQ Consumer Marks, or undertake any action which impairs such proprietary rights of ICQ or its licensors, or that could reasonably be expected to do so. Distributor shall, throughout the Term and for a period of not less than one (1) year after the termination or expiration of this Addendum, retain representative copies of all uses of the ICQ Consumer Marks, and shall provide such copies to either ICQ or the Company upon ICQ's or the Company's request at any time prior to the date which is one (1) year after such termination or expiration.

6.3.                 Upon notice from ICQ or the Company of ICQ's objection to any improper or incorrect use by Distributor of the ICQ Consumer Marks, Distributor shall immediately correct or change such usage. Distributor agrees to promptly notify the Company of any unauthorized use of the ICQ Consumer Marks of which it has actual knowledge and agrees that ICQ shall have the sole right and discretion to bring proceedings alleging infringement of the ICQ Consumer Marks or unfair competition related thereto; provided, however, that Distributor shall provide ICQ and/or the Company with its reasonable cooperation and assistance with respect to any such infringement proceedings as long as Distributor does not have to bare any financial expense as a result of such assistance.

7.           Commercial Terms.

7.1.                 Distributor shall pay the Company such fees related to access to the ICQ Services as detailed in Exhibit B of this Addendum.

7.2.                 Distributor agrees that any fees charged by it to End Users for use of the ICQ Services via ICQ Messaging Application shall not be greater than any fees that Distributor charges its subscribers for any application that it provides to its subscribers that provide instant messaging services that are similar to, and have functionality comparable with, the ICQ Services on the ICQ Messaging Application, including, but not limited to, Internal community, MSN Messenger and Yahoo! Messenger.

8.           Links to ICQ Messaging Application and Service.

The Company requests that Distributor provides links to the ICQ Messaging Application and/or the ICQ Service among the top three (3) links in the same categories (e.g., new releases, instant messaging, etc.) where the Distributor provides links to similar applications and/or services.

9.           Reporting.

At  the request of the Company, Distributor agrees to provide to the Company with a written report, not less frequently than once per calendar quarter, which report shall at a minimum, (i) identify the projected volumes of ICQ Messaging Applications and OGO Devices, if any, to be distributed during the forthcoming ninety (90) day period; (ii) the projected fees payable to the Company from the distribution of such projected volumes of ICQ Messaging Applications and OGO Devices; (iii) the Distributor’s marketing and promotion plans related to the ICQ Services, including, the Approved Distributor’s marketing and promotion budget and an indication if the Company is authorized to disclose such marketing and promotion budget to ICQ, and (iv) the End User pricing implemented by the Distributor in relation to an ICQ Client and access to the ICQ Service; (v) the aggregate number of chargeable messages sent via an Approved Complete ICQ Application by a  users of the Compliant Devices during the applicable quarter pursuant to a per message fee; (vi) the number of successful logins, login attempts, and re-logins of End Users to the ICQ Service through the ICQ Messaging Application; (vii) the number of IM messages sent and received per ICQ Messaging Application version and per OGO Device; (viii) any other information reasonably requested by the Company and mutually agreed to by the parties.

10.           Disclaimer of Warranties.

IN ADDITION TO, AND WITHOUT LIMITING THE GENERALITY OF, ANY DISCLAIMERS OF WARRANTIES UNDER THE DISTRIBUTION AGREEMENT, THE COMPANY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING ANY AND ALL ICQ SERVICES, OR ANY OTHER SERVICES, INFORMATION OR MATERIALS PROVIDED OR MADE AVAILABLE BY ICQ, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, DATA ACCURACY, TITLE AND NON-INFRINGEMENT.

11.           Limitation of Liabilities.

ANY EXCLUSION OF REMEDIES PROVISIONS AND LIMITATION OF LIABILITIES PROVISIONS SET FORTH IN THE DISTRIBUTION AGREEMENT SHALL APPLY TO THE TRANSACTIONS CONTEMPLATED BY THIS ADDENDUM, EXCEPT WITH RESPECT TO BREACHES OF SECTIONS 3 (LICENSE RESTRICTIONS), 4 (PROPRIETARY RIGHTS AND ICQ USER DATA), 6.2 AND 6.3 (ICQ CONSUMER MARKS USAGE) AND 12 (INDEMNIFICATION) HEREUNDER.

12.           Indemnification.

Distributor shall indemnify, hold harmless and defend the Company from and against all losses, expenses (including reasonable attorneys’ fees), damages, and liabilities resulting from any claim by any third party against the Company and/or from any claim by any third party against ICQ, America Online, Inc. and its affiliates for which the Company is required to provide indemnification and arising from or in connection with any act or omission by of the Distributor.

13.           Term.

13.1.                 The term of this Addendum ("Term") shall commence on the Effective Date and shall end on the date two years from the Effective Date.

13.2.                 The provisions of Sections 3, 4, 10, 11, 12 and 14 shall survive the expiration or termination of this Addendum.

14.           General Terms and Conditions.

14.1.                 The parties acknowledge that they continue to be bound by the terms of the Distribution Agreement, as amended and/or supplemented hereby.  Except as amended and/or supplemented hereby, all of the terms of the Distribution Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects. Accordingly, each of the parties acknowledges and agrees that the ICQ Messaging Application and the ICQ Services shall be governed by the terms of the Distribution Agreement; provided, however, that in the event of any discrepancies between the terms and provision of the Distribution Agreement and the terms and provisions of this Addendum, the terms and provisions of this Addendum shall govern and prevail.

14.2.               This Addendum may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Addendum.  Originally executed counterparts may be delivered by facsimile and any such delivery shall be valid for all purposes as delivery of a manual signature and equally admissible in any legal proceedings to which any of the parties is a party.

14.3.               If any provision of this Addendum or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, the remaining provisions of this Addendum shall be interpreted so as best to reasonably effect the intent of the parties hereto.

14.4.               This Addendum, together with the Distribution Agreement and all exhibits hereto and thereto, constitute the entire understanding and agreement of the parties with respect to the transactions contemplated herein and supersede all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such transactions.

14.5.               This Addendum shall be governed in all respects by the governing law and choice of forum sections of the Distribution Agreement.

[Signature Page Follows]

In Witness Whereof, the parties have caused their duly authorized representatives to execute this Addendum as of the Effective Date.

IXI Mobile (R&D) Ltd.	DISTRIBUTOR

Signature:	Signature:

Printed Name:	Printed Name:

Title:	Title:

EXHIBIT A

ICQ Consumer Marks

EXHIBIT B

Fees

As per Section 2.2, Table 1 of the Distribution Agreement.